Explanatory Note

This Amended and Restated Offering Circular amends and restates the Offering Circular of Norhart Invest LLC, a Minnesota limited liability company (the “Company”, “we”, “us” or “our”), filed on June 29, 2023 and originally qualified by the U.S. Securities and Exchange Commission (the “Commission”) on June 30, 2023 (as amended and supplemented from time to time, the “Original Offering Circular”). This Amended and Restated Offering Circular is being filed for the primary purposes of (i) discontinuing the offering of the “Series A ‘Flexible’ Promissory Notes” previously described in the Original Offering Circular, such that the offering will be limited going forward solely to those Promissory Notes previously referred to in the Original Offering Circular as “Series B ‘Fixed’ Promissory Notes”; (ii) adding two new maturity and interest rate options for the Promissory Notes in addition to the Promissory Note options described in the Original Offering Circular; (iii) adding an option for investors to elect to have accrued interest paid either (a) monthly during the Promissory Note term or (b) at maturity; (iv) modifying the minimum investment per investor set out in the Original Offering Circular; and (v) updating certain other information in the Original Offering Circular. As a result of this Amended and Restated Preliminary Offering Circular, the series of Promissory Notes previously referred to as “Series B ‘Fixed’ Promissory Notes” shall now be referred to simply as the “Promissory Notes.” See the sections titled “Securities Being Offered,” “Use of Proceeds” and “Plan of Distribution.”

The information in this preliminary Amended and Restated Offering Circular is not complete and may be changed. To the extent not already qualified under Regulation A, these securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This Preliminary Offering Circular is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2023

PRELIMINARY AMENDED AND RESTATED OFFERING CIRCULAR

NORHART INVEST LLC

Promissory Notes

MAXIMUM OFFERING: $75,000,000

 NO MINIMUM OFFERING

The Company will offer and sell, on a continuous basis, the Promissory Notes described in this Offering Circular (the “Promissory Notes”). The Promissory Notes will be made available for investment on an online investment platform (the “Norhart Invest Platform” or the “Platform”) available through the Company’s website (www.norhart.com/invest) and, eventually, on a smartphone application (the “Mobile App”) operated by the Company. The proceeds of this offering will be used primarily to finance the development, construction, and management of real estate and related activities by Norhart Inc., a Minnesota corporation, Norhart Properties LLC, a Minnesota limited liability company, their respective subsidiaries, and affiliated companies (collectively, “Norhart”), and for general working capital of the Company, including for payment of the costs of this offering.

This Amended and Restated Offering Circular (this “Offering Circular”) describes some of the general terms that may apply to the Promissory Notes and the general manner in which they may be offered and follows the disclosure format of Part II of Form 1-A pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

The Promissory Notes will:

●	be issued at par in $0.01 increments and have a minimum original principal balance of $2,500.00 each;

●	represent a full and unconditional obligation of the Company;

●	bear an annual interest rate based on the term to maturity of the applicable Promissory Note, as described in the table below and as set forth in the applicable Promissory Note, as such interest rate may be modified from time to time as further described in this Offering Circular;

Term	Annual Interest Rate
6 Months	7.60%
9 Months	7.90%
12 Months	8.40%
18 Months	8.45%
24 Months	8.50%
36 Months	9.00%
60 Months	10.00%

●	be secured by the assets of the Company, which assets will principally consist of investments in Norhart real estate ventures; and

●	not be payment dependent on the investment in any individual underlying investment held by the Company.

For more information on the Promissory Notes, please see the section entitled “Offering Circular Summary—The Promissory Notes” beginning on page 2 of this Offering Circular. The aggregate initial offering price of the Promissory Notes will not exceed $75,000,000 in any 12-month period, and there will be no minimum offering.

We intend to offer the Promissory Notes in $0.01 increments on a continuous basis, subject to a minimum investment per investor of $2,500.00, directly through the Platform (accessible through the Company’s website – www.norhart.com/invest) and, when available, the Mobile App. At the present time, we do not anticipate using any underwriters to offer our securities.

This Offering Circular does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the Promissory Notes in any states where such offer or solicitation would be unlawful, prior to registration or qualification under the laws of any such state.

We were formed as a limited liability company in Minnesota by Michael S. Kaeding and Alyssa C Kaeding, the sole members of the Company, who are also the sole shareholders of Norhart, Inc., a Minnesota corporation. Our principal address is 1081 4th St SW, Suite #400, Forest Lake, MN 55025. Our phone number is 651-689-4830. Our website is located at https://www.norhart.com/invest.

Investing in the Promissory Notes involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 7 of this Offering Circular about certain material risks you should consider before investing.

	Price to the Public		Underwriting discount and commissions	Proceeds to issuer		Proceeds to other persons
Total Maximum		$75,000,000	$0		$75,000,000	$0
Per Note	$	Par	$0	$	Par	$0

The approximate date of the proposed sale to the public is as soon as practicable after the offering is qualified.

IMPORTANT NOTICES TO INVESTORS

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The date of this preliminary Amended and Restated Offering Circular is November 22, 2023.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained in this Offering Circular does not contain all the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless the context otherwise requires, we use the terms “Company,” “we,” “us” and “our” in this Offering Circular to refer to Norhart Invest LLC, a Minnesota limited liability company, and “Norhart” refers to the larger affiliated organization including Norhart Inc. a Minnesota corporation, Norhart Properties LLC, a Minnesota limited liability company, their subsidiaries, and related companies.

Company Overview

Norhart develops, builds, and manages real estate. Norhart is vertically integrated and owns the majority of the components of production from the manufacturing of wall panels and precast beams to the plumbing and electrical trades to management team leasing properties to the end customer.

The Company intends to raise capital through the Platform and, when complete, the Mobile App, by offering the Promissory Notes to prospective investors. We expect to invest the proceeds of this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering.

We were formed as a Minnesota limited liability company on January 26, 2023, by Michael S. and Alyssa C. Kaeding, the sole members, who also own all of Norhart Properties LLC, a Minnesota limited liability company, into which investments by the Company will be made. Our principal offices are located at 1081 4th St SW, Suite #400, Forest Lake, MN 55025. The phone number for these offices is 651-689-4830. Our mailing address is 1081 4th St SW, Suite #400, Forest Lake, MN 55025.

The Platform and the Offering

The Company operates a web-based Platform and plans to develop a smartphone Mobile App, each of which is described in further detail below. The Promissory Notes will initially be offered through the Platform. As a prerequisite to investing in the Promissory Notes through the Platform or the Mobile App, prospective investors will be required to create a username and password and execute an acknowledgement and agreement to our terms and conditions and privacy policy.

The following features are available to Investors in the Promissory Notes program through the Platform:

●	Available Online Directly from us. You can purchase Promissory Notes directly from us through the Platform.

●	No Purchase Fees Charged. We will not charge you any commission or fees to purchase the Promissory Notes through our platform. However, other financial intermediaries, if engaged, may charge you commissions or fees.

●	Invest as Little as $2,500.00. You will be able to purchase Promissory Notes in amounts as low as $2,500.00. This minimum investment may be modified by the Company at any time. Beyond the minimum investment, the Investors may invest in increments of $0.01.

●	Flexible, Secure Payment Options. You may purchase Promissory Notes with funds electronically withdrawn from your checking account.

●	Manage Your Portfolio Online. You can view your investments, returns and transaction history online and through the Mobile App, as well as receive tax information and other portfolio reports.

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We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering.

Repayment of the Promissory Notes is not dependent upon any particular underlying investment by the Company and will be general obligations of the Company. For a more detailed description of the use of proceeds of this Offering, please see “Use of Proceeds.” Final decisions on use of proceeds allocations will be made by the Company. Please refer to “About Norhart” starting on page 15 for more information relating to Norhart.

This offering of Promissory Notes is being conducted as a continuous offering pursuant to Rule 251(d)(3) of the Securities Act of 1933, as amended (the “Securities Act”). Continuous offerings allow for a sale of securities to be made over time, with no specific offering periods or windows in which securities are available. Sales of securities may happen sporadically over the term of the continuous offering and are not required to be made on any preset cadence. The active acceptance of new investors in Promissory Notes, whether via the Platform, the Mobile App or otherwise, may at times be briefly paused, or the ability to subscribe may be periodically restricted to certain individuals to allow the Company time to effectively and accurately process and settle subscriptions that have been received. The Company may discontinue this offering at any time.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to traditional lenders:

●	Reduced product origination and related financing costs using our vertically integrated structure;

●	Lower interest rates for financing of real estate developments;

●	Attractive returns for investors;

●	The opportunity to promote community redevelopment by investing in local real estate projects; and

●	Growing use of the Internet as a source of capital raising, including the use of mobile applications as an efficient and convenient forum for investment transactions.

The Promissory Notes

Our Promissory Notes are available to retail investors for purchase through the Platform and are expected to be made available for purchase through the Mobile App upon its completion. Investors in the Promissory Notes do not directly invest in investments held by the Company; rather, the Promissory Notes are general obligations of the Company.

The Promissory Notes will be issued at par (i.e., the original principal amount of the Promissory Note will equal the dollar amount of an investor’s investment). The Promissory Notes will be issued in $0.01 increments and have a minimum original principal balance of $2,500.00 each.

We will not issue Promissory Notes of aggregate original principal amount in excess of $75 million during any 12-month period. The Promissory Notes will be offered on a continuous basis.

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Interest Rate

Each Promissory Note will bear interest at an annual rate based on the term to maturity of such Promissory Note, as set forth in the table below until paid in full.

Term	Annual Interest Rate
6 Months	7.60%
9 Months	7.90%
12 Months	8.40%
18 Months	8.45%
24 Months	8.50%
36 Months	9.00%
60 Months	10.00%

The Company, at its sole discretion, may modify the interest rates and terms offered at any time; provided that, once a particular Promissory Note has been purchased and issued, the interest rate under that Promissory Note will remain fixed for the term of that Promissory Note. Any modification of the respective interest rates of the Promissory Notes will be set forth on the Company’s Platform and, when available, the Mobile App, and in supplements or amendments to this Offering Circular, as required by the rules and regulations of the Commission.

Calculation of Interest

Interest on the Promissory Notes will compound daily, using the Daily Balance Method to calculate the interest on a given Promissory Note. This method applies a daily periodic rate to the Investor’s Note each day. First, we calculate a Daily Periodic Rate by using the following equation:

Daily Periodic Rate = (1 + Annual Rate) ^ (1 / 365) – 1

Then, at the end of each day, we add together the principal and the interest that has accrued to the Investor’s Note (including interest that hasn’t yet been posted) and multiply that total by the Daily Periodic Rate. The result of that calculation is the interest earned on the Promissory Note for that day. Interest is earned daily but posted to the Investor’s account monthly.

Payment; Prepayment

Accrued interest on the outstanding principal balance of each Promissory Note will be due and payable, at the election of the investor holding such Promissory Note, either (i) at the maturity date of the Promissory Note or (ii) monthly during the term of the Promissory Note. For investors electing to receive monthly payments of interest during the Promissory Note term, any and all interest accruing during any month (or any portion of any month) during the Promissory Note term will be due and payable on the fifteenth (15th) day of the following month (unless the maturity date of the appliable Promissory Note occurs prior to the fifteenth (15th) day of the following month, in which case all principal and accrued and unpaid interest will be due and payable on the maturity date). Notwithstanding anything in the foregoing to the contrary, the Company may, from time to time in its discretion and without further notice, limit investors’ ability to elect to purchase Notes that provide for either (i) payment of interest at maturity or (ii) monthly payment of interest. During the period during which any such limitation is in effect, the Company will issue only those Notes allowing for the available interest payment option. The foregoing limitation will not apply with respect to any Notes issued prior to such limitation going into effect.

The principal balance of all Promissory Notes will be due and payable on the maturity date of each Promissory Note, and the Company will not be obligated to make any payment of Promissory Note principal to any investor prior to the maturity date of the applicable Promissory Note held by the investor.

All Promissory Notes are pre-payable and callable by the Company at any time without any prepayment penalty, fee or premium.

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Security

The Promissory Notes will be secured by the assets of the Company which we expect to principally consist of interests in real estate projects developed by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects in Norhart. The Promissory Notes are secured by a first priority lien that ranks senior to the unsecured and subordinated debt of the Company. This security interest is a blanket lien on the assets of the Company and is not a lien against any specifically identified assets of the Company.

Use of Proceeds

We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering. The Company retains final discretion over the use of the proceeds of this offering.

Certain Risks Affecting the Company and the Promissory Notes

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 7. These risks include, but are not limited to the following:

●	Real estate development and construction projects are inherently risky, and our business may be negatively impacted by downturns in the real estate sector or general macroeconomic conditions or microeconomic conditions in the environments in which we operate.

●	We have no operating history, and Norhart has a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

●	We will need to raise substantial additional capital to fund our operations, and if we fail to obtain such funding, we may be unable to grow and remain in business.

●	We are purchasing investments from Norhart which is a related entity, and this may result in inferior investments. Norhart may not be able to increase the number of projects available for us to invest in, and thus we may have reduced investment opportunities.

●	We rely on data centers and outside service providers, which are subject to risk related to reliability, data corruption, loss of operations, increased costs, and other risks inherent to reliance on third parties.

●	Holders of the Promissory Notes are exposed to the credit risk of the Company.

●	There has been no public market for Promissory Notes, and none is expected to develop.

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The Offering

Securities offered by us	“Fixed-Rate” Promissory Notes, offered by the Company continuously on a best-efforts basis.

Notes Offered	Up to $75,000,000 of “Fixed-Rate” Promissory Notes.

Interest Rates; Maturities

Each Promissory Note will bear interest at an annual rate based on the term to maturity of such Promissory Note, as set forth below until paid in full:

7.60% per annum for a 6-month term

7.90% per annum for a 9-month term

8.40% per annum for a 12-month term

8.45% per annum for an 18-month term

8.50% per annum for a 24-month term

9.00% per annum for a 36-month term

10.00% per annum for a 60-month term

Modification of Interest Rates and Terms of Promissory Notes	The Company, at its sole discretion, may modify the interest rates and terms offered at any time; provided that, once a particular Promissory Note has been purchased and issued, the interest rate under that Promissory Note will remain fixed for the term of that Note. Any modification of the respective interest rates of the Promissory Notes will be set forth on the Company’s Platform and, when available, the Mobile App, and in supplements or amendments to this Offering Circular, as required by the rules and regulations of the Commission. Any purchase or repurchase of a Promissory Note shall count toward the aggregate annual $75 million offering cap under Rule 251(a)(2).

Redemption	The Promissory Notes may not be redeemed by their respective holders until the applicable maturity dates of such Promissory Notes.

Payment; Prepayment

Accrued interest on the outstanding principal balance of each Promissory Note will be due and payable, at the election of the investor holding such Promissory Note, either (i) at the maturity date of the Promissory Note or (ii) monthly during the term of the Promissory Note. For investors electing to receive monthly payments of interest during the Promissory Note term, any and all interest accruing during any month (or any portion of any month) during the Promissory Note term will be due and payable on the fifteenth (15th) day of the following month (unless the maturity date of the appliable Promissory Note occurs prior to the fifteenth (15th) day of the following month, in which case all principal and accrued and unpaid interest will be due and payable on the maturity date). The principal balance of all Promissory Notes will be due and payable on the maturity date of each Promissory Note, and the Company will not be obligated to make any payment of Promissory Note principal to any investor prior to the maturity date of the applicable Promissory Note held by the investor. Notwithstanding anything in the foregoing to the contrary, the Company may, from time to time in its discretion and without further notice, limit investors’ ability to elect to purchase Notes that provide for either (i) payment of interest at maturity or (ii) monthly payment of interest. During the period during which any such limitation is in effect, the Company will issue only those Notes allowing for the available interest payment option. The foregoing limitation will not apply with respect to any Notes issued prior to such limitation going into effect.

All Promissory Notes are pre-payable and callable by the Company at any time without any prepayment penalty, fee or premium.

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No Automatic Rollover	The Promissory Notes will not automatically rollover into new Promissory Notes at maturity. Investors interested in repurchasing Promissory Notes following maturity must subscribe to new Promissory Notes in the same fashion as their original purchase and be subject to the limitations of this offering (e.g., maximum offering amount reached, etc.). However, saved purchaser and bank information will be repopulated into the subscription agreement for the Investor’s convenience.

Security; Priority	The Promissory Notes will be secured by the assets of the Company which will principally consist of investments that the Company has acquired from Norhart or through Norhart’s investment pipeline. The Promissory Notes are secured by a first priority lien that ranks senior to the unsecured and subordinated debt of the Company. Given that the security interest is a blanket lien on the assets of the Company and is not against specifically identified assets of the Company, as of the date of this Offering Circular, there is no unbonded property available for use against the issuance of Promissory Notes, and the Promissory Notes are not being issued against any unbonded property of the Company, the deposit of cash by the Company, or otherwise.

Principal Amounts of Promissory Notes

The Promissory Notes will be issued at par (i.e., the original principal amount of the Promissory Note will equal the dollar amount of an investor’s investment). The Promissory Notes will be issued in $0.01 increments, subject to a minimum investment amount of $2,500.00 per investor.

We will not issue Promissory Notes of aggregate original principal amount in excess of $75 million during any 12-month period. The Promissory Notes will be offered on a continuous basis.

Regulation A Tier	Tier 2

Promissory Notes Purchasers	Accredited investors pursuant to Rule 501(a) and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-accredited investors who are not natural persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Manner of Offering	See section titled “Norhart Invest Platform” beginning on page 19 of this Offering Circular and “Plan of Distribution” beginning on page 24 of this Offering Circular.

How to Invest	Directly via the Platform (accessible through the Company’s website – www.norhart.com/invest) and, when available, the Mobile App.

Use of Proceeds

If we sell Promissory Notes of aggregate original principal amount of $75 million in this offering, we estimate our net proceeds, after deducting estimated expenses, will be approximately $74,750,000, assuming our offering expenses are $250,000.

We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering. The Company retains final discretion over the use of the proceeds. For a more detailed description, see “Use of Proceeds.”

The Company intends to apply proceeds in such a way that it will not be required to register as an “investment company” pursuant to the terms of the Investment Company Act of 1940, as amended.

Risk factors	See the section titled “Risk Factors” beginning on page 7 of this Offering Circular for a discussion of material risks and other factors that you should read and consider before investing in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our consolidated financial statements and related notes and all of the other information in this Offering Circular. If any of the following risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the value of our securities could decline, and you could lose part or all of your investment.

Risks Related to Investing in Promissory Notes

Holders of the Promissory Notes are exposed to the credit risk of the Company.

The Promissory Notes are the full and unconditional obligations of the Company and are fully recourse to the Company’s assets. You will have a first priority security interest in all assets of the Company. However, the Promissory Notes may still be subject to non-payment by the Company in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover the full amount of your investment in the Promissory Notes.

There has been no public market for Promissory Notes, and none is expected to develop.

The Promissory Notes are newly issued securities. Although under Regulation A the securities are not restricted, the Promissory Notes are still highly illiquid securities. No public market has developed nor is expected to develop for the Promissory Notes, and we do not intend to list the Promissory Notes on a national securities exchange or interdealer quotational system. You should be prepared to hold your Promissory Notes through their maturity dates as the Promissory Notes are expected to be highly illiquid investments.

The Company may not be able to generate sufficient cash to service its obligations under the Promissory Notes.

The Company’s ability to make payments on the outstanding Promissory Notes will depend on the performance of the portfolio of investments that the Company holds, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond the Company’s control. The Company may be unable to maintain a level of cash flows from its portfolio of investments sufficient to permit the Company to pay principal and interest on the Promissory Notes. The Promissory Notes are secured solely by a first priority lien on the assets of the Company and no other party is obligated to make any payments to Investors on the Notes, nor does any party guarantee payments from the real estate loans. Further, the Promissory Notes are not insured or guaranteed by the United States or any governmental entity. Payments on any Promissory Notes will depend solely on the amount and timing of payments and other collections in respect of the investments owned by the Company. There is no guarantee that such amounts received by the Company are sufficient to make full and timely payments on the Notes. If delinquencies and losses create shortfalls, you may experience delays in payments due under the Notes you hold and you could suffer a loss.

The Promissory Note Purchase Agreement limits your rights in some important respects.

When you make an investment through the Platform, you are required to agree to the terms of our standard Promissory Note Purchase Agreement, which sets forth your principal rights and obligations as an Investor in the Promissory Notes we issue, and to agree to the terms of a Promissory Note, which sets forth the specific terms of the Promissory Notes you are committing to purchase. Under the Promissory Note Purchase Agreement, we may require that any claims against us, including without limitation, claims alleging violations of federal securities laws by us or any of our officers or directors and claims other than in connection with this offering, be resolved through binding arbitration rather than in the courts. Notwithstanding the foregoing sentence, you may elect to opt out of the arbitration provision for all purposes by sending an arbitration opt out notice to the Company in accordance with the terms and conditions set forth in the Promissory Note Purchase Agreement. If you do not opt out of binding arbitration, the Promissory Note Purchase Agreement, provides, among other things, that (i) arbitration is final and binding on the parties; (ii) the parties are waiving their right to seek remedies in courts, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited and potentially differs in form and scope from court proceedings; (iv) an award by an arbitrator is not required to include factual findings or legal reasoning, and your right to appeal or to seek modification of a ruling by the arbitrator is strictly limited; and (v) the arbitrator (or three arbitrator panel, if applicable) may include a minority of persons engaged in the securities industry. As a result, the arbitration process may be less favorable to investors than court proceedings and may limit your right to engage in discovery proceedings or to appeal an adverse decision. These provisions may have the effect of discouraging lawsuits against us and our directors and officers. Your agreement to the arbitration provisions in the Promissory Note Purchase Agreement will not waive the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder. As an Investor, you cannot waive compliance with federal securities laws and the rules and regulations thereunder. The arbitration provision as set forth in each of the Promissory Notes shall run with such Promissory Notes and shall apply to any holder(s) of these Promissory Notes for their life.

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The Company believes that the arbitration provisions in the Agreements are enforceable under federal and state law. The Federal Arbitration Act (“FAA”) is an act of Congress that provides for judicial facilitation of dispute resolution through arbitration and embodies a national policy favoring arbitration, providing that a written contractual provision evidencing a transaction involving interstate commerce to arbitrate a controversy “shall be valid, irrevocable, and enforceable, save upon such grounds as exist at law or in equity for the revocation of any contract.” Further, the United States Supreme Court has interpreted the FAA as creating a uniform body of federal substantive law regulating the enforceability of agreements to arbitrate that applies to all contracts involving interstate commerce in both state and federal court. The arbitration provision in the Promissory Note Purchase Agreement specifically states that it is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA.

In the event that enforceability issues arise under state law, the Company maintains its belief that the arbitration clause will be upheld. In AT&T Mobility LLC v. Concepcion, 131 S. Ct. 1740 (2011), the United State Supreme Court recognized that in order to accomplish the general purpose of the FAA to promote efficient streamlined procedures for resolving disputes, federal law has developed a preference for enforcing arbitration agreements according to their terms. Consistent with this preference, the Court has held that state laws discriminating against arbitration are preempted by the FAA because such rules stand as an obstacle to the FAA’s objectives. Further, the FAA is presumed to preempt the state law selected in a general choice-of-law clause unless the contract expressly evidences the parties’ intent that state arbitration law applies in place of or in addition to the FAA. As cited above, the arbitration provision in the Promissory Note Purchase Agreement clearly sets forth the parties’ intent that the FAA should apply rather than state law.

You also waive your right to a jury trial under the Promissory Note Purchase Agreement. Purchasers of the Promissory Notes in any secondary transactions are subject to the terms of the Promissory Note Purchase Agreement and are deemed to have waived their right to a jury trial as well. Accordingly, if you bring a claim against the Company in connection with matters arising under the Promissory Note Purchase Agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and our directors and officers. If a lawsuit is brought against us under the Promissory Note Purchase Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Promissory Note Purchase Agreement.

While the Company believes that a contractual pre-dispute jury trial waiver is generally enforceable, the enforceability of the jury trial waiver is not free from doubt. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. With respect to enforceability under Minnesota state law, the Company acknowledges that the state courts of Minnesota, which have jurisdiction over state law matters arising under the Promissory Note Purchase Agreement, have upheld the minority position that contractual pre-dispute jury trial waivers are not enforceable. If the Company opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Promissory Note Purchase Agreement.

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Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Promissory Note Purchase Agreement with a jury trial if you have not elected to opt out with respect to binding arbitration as set forth in Section 23 of the Promissory Note Purchase Agreement. No condition, stipulation or provision of the Promissory Note Purchase Agreement serves as a waiver by any Investor of the Company’s compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Additionally, by entering into the Promissory Note Purchase Agreement, the Investor expressly waives and releases, as a condition of and as part of the consideration for the issuance of the Promissory Note, any recourse under or upon any obligation, covenant or agreement contained in the Promissory Note Purchase Agreement, or because of any obligations evidenced therein, against any incorporator, or against any past, present or future shareholder, officer or director, as such, of the Company, either directly or through the Company, under any rule of law, statute (other than applicable federal securities laws) or constitutional provision or by the enforcement of any assessment or penalty or otherwise. This provision has the effect of limiting the available parties against which an Investor may seek recourse in connection with the Company’s obligations under the Promissory Note Purchase Agreement.

Pursuant to Section 24 of the Promissory Note Purchase Agreement, in connection with your purchase of the Notes, to the extent permitted by law, you waive your right to a jury trial in any litigation relating to the Agreements, including the purchase of the Notes.

When you purchase the Promissory Notes, you are required to agree to the terms of the Promissory Note Purchase Agreement. Among other things, both agreements provide that you waive your right to a jury trial in any litigation relating to each agreement and your purchase of the Notes, including claims under the federal securities laws. You will have the right to litigate claims, including claims under the federal securities laws through a court before a judge, but you will not have that right if any party elects arbitration pursuant to the terms of the Agreements unless you opt out as provided in the Promissory Note Purchase Agreement. Neither your waiver of jury trial nor your agreement to the arbitration provision shall be deemed to waive the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder. Please refer to the risk factor “The Promissory Note Purchase Agreement limits your rights in some important respects” for more information regarding the jury trial waiver provision contained in the Promissory Note Purchase Agreement and the Promissory Note Purchase Agreement.

Risks Related to the Company

We have no operating history, and Norhart, into whose projects we will be investing, has a limited operating history. As companies in the early stages of development, we face increased risks, uncertainties, expenses, and difficulties.

Norhart has a limited operating history, and the Company has no operating history. The Company operates the Platform. For our business to be successful, the number of real estate projects by Norhart will need to increase, which will require Norhart to increase its facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on the Platform. Norhart must constantly update its software and website, expand its customer support services, and retain an appropriate number of employees to maintain the operations of the Platform, as well as to satisfy our servicing obligations on the investments and make payments on the Promissory Notes. If Norhart fails to increase the number of its real estate projects, our business model may be negatively affected, leading to a decline in the value of your investments. If the Company is unable to increase the capacity of the Platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on the Promissory Notes and periodic downtime of our systems.

The Company is purchasing investments from related entities which may result in inferior investments.

The Company is investing into related entities. Therefore, there is less incentive for the Company to do as extensive due diligence that it may complete if the investment was in an unrelated entity. This could result in less favorable investments for the Company. Since the related entities are all closely tied together, if one related entity failed then the others may also soon fail. This creates a high degree of systemic risk that may not exist if the Company invested in unrelated entities.

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If the information provided by customers to Norhart is incorrect or fraudulent, those entities may misjudge a customer’s qualification to lease its real estate, and our operating results may be harmed.

The customer selection decisions of Norhart are based partly on information provided to them by customers. To the extent that these customers provide information in a manner that Norhart is unable to verify, they may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of Norhart’s approval process, and this data may contain inaccuracies. Inaccurate analysis of data that could result from false application information could harm the performance of loans originated by Norhart, which may harm its reputation, business, and operating results, and in turn, harm the reputation, business, and operating results of the Company which acquires investments originated by Norhart.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if (i) Norhart is unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk in respect of loans made, or (ii) if we are unable to effectively manage, monitor and mitigate operational risks related to our business, assets, and liabilities. Our risk management policies, procedures, and techniques may not be sufficient to identify all the risks that the investments we originate are exposed to, mitigate the risks that it has identified, or identify concentrations of risk or additional risks to which we may become subject in the future as holder of such loans.

Norhart may not be able to adequately scale its investment opportunities.

Norhart competes against real estate developers, managers, owners, and construction companies. Their competitors have substantially more resources and spend millions of dollars on marketing to attract real estate opportunities and gain market share. If Norhart is unable to find attractive real estate development opportunities, its results of operations will be adversely affected, which may in turn affect the pool of investments available for acquisition by the Company.

The real estate market may decline in value, rental rates may decline, and vacancies may increase.

Norhart is in the real estate business. If the value of real estate declines, the investments originated by Norhart will decline in value and may become worthless. The rental rates may decline, or vacancies may rise which may result in the investments originated by Norhart to cease paying its obligations to us. These events would cause serious operational issues for us and may cause the Promissory Notes to become worthless.

If we were to cease operations or enter into bankruptcy proceedings, the servicing of the Promissory Notes would be interrupted or may halt altogether.

If we were to become subject to bankruptcy or similar proceedings or if we ceased operations, the Company, or a bankruptcy trustee on its behalf, might be required to find other ways to service the Promissory Notes. Such alternatives could result in delays in the disbursement of payments on the Promissory Notes or could require payment of significant fees to another company to service the Promissory Notes. Since we have not entered into any back-up servicing agreements, if we were to cease operations or otherwise become unable to service the Promissory Notes without transferring such Promissory Notes to another entity, the operation of the Platform and the servicing of the Promissory Notes would be interrupted and may halt altogether unless another way to service the Promissory Notes on behalf of Investors was secured. In the event that we were to cease operations or enter into bankruptcy proceedings, recovery by a holder of a Promissory Note may be substantially delayed while back-up servicing is secured, if practicable, or such services halted altogether, and such recovery may be substantially less than the amounts due and to become due on such Promissory Notes.

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Security breaches of Investors’ or customers’ confidential information may harm our or Norhart’s reputation and expose us or Norhart to liability.

We store our Investors’ bank information, credit information, and other sensitive data, and Norhart stores its customers’ bank information, credit information, and other sensitive data. Any accidental or willful security breaches or other unauthorized access could cause the theft and criminal use of this data. Security breaches or unauthorized access to confidential information could also expose us or Norhart, as applicable, to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of employee or third-party error, malfeasance, or otherwise, or if design flaws in the Platform are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our Investors or Norhart’s relationships with its customers may be severely damaged, and we or Norhart, as applicable, could incur significant liability. To the extent that Norhart incurs any such liability, its business operations may be adversely affected, which may in turn adversely affect the pool of investments available for acquisition by the Company.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our Investors or Norhart’s customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, could harm our reputation, and cause us to lose Investors or Norhart to lose customers.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We and Norhart receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from customers and potential customers. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us or Norhart to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our respective businesses. To the extent that the business operations of Norhart are adversely affected, the pool of investments available for acquisition by the Company may in turn be adversely affected as well.

Events beyond our control or the control of Norhart may damage our or its ability to maintain adequate records, maintain the Platform, perform its origination activities, or perform our servicing obligations.

If a catastrophic event resulted in an outage of the Platform or physical data loss, our ability to perform our servicing obligations or the ability of Norhart to originate investments, as applicable, would be materially and adversely affected. Similar events impacting third-party service providers that our operations depend on, such as Norhart’s hosting provider or payment vendor(s), could materially and adversely affect its (and our) operations. Such events could include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, pandemics, computer viruses and telecommunications failures. Norhart stores back-up records in offsite facilities located in third-party, off-site locations. If Norhart’s electronic data storage and back-up storage system or those of its third-party service providers are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Promissory Notes.

Economic, social, and other disruptions caused by outbreaks of viruses or other diseases may adversely affect the business and operations of the Company, which may adversely affect your investment in the Promissory Notes.

The business and operations of the Company and Norhart could be materially and adversely affected by the outbreak of health epidemics, including the spread of the novel coronavirus COVID-19, particularly if occurring in areas where developers derive a significant amount of revenue or profit. While the impact of such an outbreak on the global economy is uncertain, such an event could significantly impact the real estate industry and severely disrupt the operations of the Company and Norhart. Such event may also have a material adverse effect on the business, financial condition and results of operations of the Company and Norhart, which could adversely affect your investment in the Promissory Notes.

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Risks Related to Compliance and Regulation

The requirements of complying on an ongoing basis with Tier 2 of Regulation A of the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Tier 2 of Regulation A of the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations will require legal and financial compliance costs, which may impose strain on our operating budget and divert management’s time and attention from operational activities. Moreover, as a result of the disclosure of information in this Offering Circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

We invest in investments that may be subject to extensive federal, state, and local regulation that could adversely impact operations.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us or to us could adversely affect the ability of us or our ability to operate in the manner in which it or we currently conduct business or make it more difficult or costly for Norhart to originate investments or otherwise make additional loans, or for us to collect payments on the investments by subjecting them or us to additional licensing, registration, and other regulatory requirements in the future or otherwise. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to their or our reputations, which could have a material adverse effect on their or our businesses and financial conditions, their ability to originate loans, and our ability to perform our obligations to Investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in Norhart’s or our methods of doing business that could impair our ability to collect payments on our investments or to acquire investments or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future. To the extent it is determined that the loans we make to our customers were not originated in accordance with all applicable laws, we might be obligated to repurchase any portion of the investments we had sold to a third party. We may not have adequate resources to make such repurchases.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “About the Norhart Invest Platform.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this Offering Circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this Offering Circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this Offering Circular. You should read this Offering Circular and the documents that we have filed as exhibits to the Form 1-A of which this Offering Circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this Offering Circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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USE OF PROCEEDS

If we sell Promissory Notes of aggregate original principal amount of $75,000,000 in this offering, we estimate our net proceeds, after deducting estimated expenses, will be approximately $74,750,000, assuming our offering expenses are $250,000. We currently intend to use the net proceeds of this offering primarily to invest, through equity or debt investments, into real estate projects originated by Norhart, and for general working capital of the Company, including the costs of this offering. We reserve the right to change the use of proceeds as business demands dictate. We expect any equity investments made by the Company will be in wholly owned or controlled subsidiaries and do not intend to purchase any securities with the proceeds of this Offering, other than the possible purchase of short-term money market and government securities. We may on occasion purchase whole loans issued by other originators and other real estate related investments. All loans are expected to be purchased at fair market value. The Company intends to apply proceeds in such a way that the Company will not be required to register as an “investment company” pursuant to the terms of the Investment Company Act of 1940, as amended.

Our management team will determine the allocation of proceeds among investments and general Company purposes, including, but not limited to, the costs of this offering, including our outside legal and accounting expenses, rent and real estate expenses, utilities, computer hardware and software and promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of Promissory Notes.

Examples

The following two examples provide an idea of the kinds of investments that may be made.

The first example is construction financing. Norhart may decide to build a new apartment building called ABC Apartments. ABC Apartments LLC is then formed to own the building. The building is appraised at $100 million. To raise the funds required, ABC Apartments LLC takes out a loan of $75 million. Norhart Invest may then provide $25 million capital to ABC Apartments LLC, which capital investment may be structured as equity or debt.

The second example is equipment financing. Norhart Construction LLC may need a new steel stud machine in its factory. The machine may cost $1 million. Norhart Construction LLC may obtain an equipment loan from a bank for $500,000, with the Company lending the difference.

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ABOUT NORHART

Overview

Norhart is a family of companies organized to design, build, and manage real estate. Norhart is vertically integrated and owns the majority of the components of production from the manufacturing of wall panels and precast beams to the plumbing and electrical trades to management team leasing properties to the end customer. The Norhart family of companies is split into two parts. Norhart, Inc., a Minnesota corporation, owns the companies charged with general operations, which include real estate management and construction. Norhart Properties LLC, a Minnesota limited liability company, owns the companies charged with owning and holding real estate assets.

As of the filing of this Offering Circular, Norhart, Inc. is the sole owner of the following companies, each of which is a Minnesota limited liability company:

●	Norhart Construction LLC – A construction company providing services with respect to most aspects of construction (e.g. plumbing, framing, electrical, HVAC, concrete, etc.).

●	Norhart Architecture LLC – A real estate architecture and engineering firm.

●	Norhart Crane LLC – A construction crane service.

●	Norhart Management LLC – A property management company.

●	Norhart Supply LLC – A construction material supply chain, sourcing, and warehousing company.

●	Norhart Innovations LLC – A software development firm specializing in real estate technology.

As of the filing of this Offering Circular, Norhart Properties LLC owns the following companies, each of which is a Minnesota limited liability company:

●	Kaeding Properties LLC – Holds a small collection of apartment buildings.

●	Legacy Pointe LLC – Holds small collection of apartment buildings.

●	Mill Pond I LLC – Holds a single apartment building.

●	Mill Pond II LLC – Holds a single apartment building.

●	Gateway Green LLC – Holds a small collection of apartment buildings.

●	Emberwood LLC – Holds a single apartment building.

●	Encore Apartments LLC – Holds a single apartment building.

●	Lexington Lofts I LLC – Holds a single apartment building.

●	Lexington Lofts II LLC – Holds a single apartment building that is under construction.

●	Eve LLC – Holds a manufacturing facility.

●	Eve Forest Lake LLC – Holds an industrial parcel of land.

●	Impact Apartments I LLC – Holds an apartment building that is under construction.

●	Impact Apartments II LLC – Holds a high-density residential parcel of land.

Generally, when a new building is conceived, a new wholly owned subsidiary of Norhart Properties LLC is formed. The subsidiary then contracts with Norhart Architecture LLC to design the building and Norhart Construction LLC to build it. Norhart Construction LLC purchases services from sister companies including Norhart Crane LLC and Norhart Supply LLC. Upon completion of construction and development of the building, the subsidiary then contracts with Norhart Management LLC to manage and lease the property.

The final product is real estate which is either rented or sold. In most cases, Norhart builds and manages apartments that are rented to customers.

Norhart Invest

Norhart Invest LLC, a Minnesota limited liability company, was formed to raise capital for the primary purpose of investing into real estate projects originated by Norhart. Capital is raised through our online Platform (accessible at the Company’s website – www.norhart.com/invest).

Investors can deposit money into an online account with Norhart Invest through the Platform. Generally, investors must choose a specific maturity date for the Promissory Note in which they desire to invest and invested funds cannot be withdrawn until the end of the investment term. By offering higher interest rates on longer-term Promissory Notes, the Company hopes to incent investors to invest in longer-term Promissory Notes, which aligns more closely with the long-term nature of investments in real estate and allows the Norhart team the time to sell underlying assets in an orderly fashion as needed to repay Promissory Notes.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company maintains and operates the Platform for use by Norhart to build and manage real estate. We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering. The Company retains final discretion over the use of the proceeds.

Repayment of the Promissory Notes is not dependent upon any particular underlying investment by the Company and will be general obligations of the Company.

Operating Results

The Company’s audited financial statements for the period from inception through January 31, 2023 include a going concern note from its auditors. The Company incurred a net loss for the six months ended July 31, 2023. In light of these matters, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to increase operations and achieve a level of profitability. Since inception, the Company has financed its operations through capital contributions from the Company’s owners and sales of Promissory Notes. The Company intends to continue financing its future activities and working capital needs largely through sales of Promissory Note to investors and, potentially, through other private financing arrangements until such time as funds provided by operations are sufficient to fund the Company’s working capital requirements. The failure to obtain sufficient debt and/or equity financing and to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business plans and continue as a going concern.

Liquidity and Capital Resources

Since the Company’s inception, we have been raising capital primarily through the issuance of Promissory Notes and we intend to continue raising capital through issuing additional Promissory Notes. The Company is dependent upon raising additional capital to fund our current operating and investment plans for the foreseeable future. Failure to obtain sufficient financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

Trends and Key Factors Affecting Our Performance

The Company was recently formed and, as of the date of this Offering Circular, we have had limited operations. Our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than economic conditions affecting the commercial and residential real estate industry and real estate generally, including but not limited to the novel coronavirus COVID-19 pandemic, rising inflation rates, or rising interest rates which all may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets. To the extent that these factors affect commercial and residential real estate industry generally, the Company’s ability to collect on the investments that it acquires from Norhart may be adversely affected. Additionally, to the extent that directors, officers, employees, representatives, or agents of the Norhart, or any third parties on which the Norhart rely, are affected by the above-mentioned factors, the operations and financial results of the Company or Norhart may be adversely affected.

Plan of Operation

Following the qualification of this Offering Circular, the Company plans to offer, on a continuous basis, Promissory Notes with the terms described herein. We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. We anticipate that investments of the proceeds of this offering in Norhart projects will, in turn, increase the number of real estate related projects that Norhart can accomplish and the revenue generated by Norhart as a result thereof.

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MANAGEMENT

The executive officers, directors, significant employees and their respective ages of Norhart, Inc. and its subsidiaries that provide services to Norhart Invest are as follows:

Name	Position
Mike Kaeding	Chief Executive Officer

Stacy Ekholm	Chief Operating Officer

Tim Libertini	Chief Financial Officer

Marie Dickover	Chief Construction Officer

Justin Bartak	Chief Design Officer

Business Experience

Michael Kaeding (35) has served as Chief Executive Officer of Norhart since 2014 after his father’s passing. Mike started his professional career in 2009 with Norhart as a project manager, but his work at Norhart dates to his childhood as a member of the family business. Mike is responsible for all aspects of the business focusing on the growth of the organization, performance of existing assets, and company culture. Since officially joining Norhart, Mike has been responsible for more than tripling the size of the business. Mike graduated from the University of Minnesota in 2009 with a B.S. In Computer Science.

Stacy Ekholm (45) has served as Chief Operating Officer of Norhart since joining the organization in May 2022. Stacy is responsible for the day-to-day operations of the 726 finished multifamily units including the leasing, customer relations, and maintenance efforts. Stacy is also responsible for corporate operations including IT and marketing. Prior to joining Norhart, Stacy was a Senior Portfolio Director at Stuart Co where she oversaw a portfolio of 2000 multifamily units responsible for the performance of the assets. Stacy studied property management and real estate at Hennepin Tech in 1997 and has held her CPM since 2020. Stacy also holds CRM, COS, and CMCA designations.

Tim Libertini (30) has served as Chief Financial Officer of Norhart since March 2021 and previously was the Director of Finance and Human Resources since joining Norhart in March 2020. Prior to Joining Norhart, Tim served in the asset management department at Dominium servicing a multifamily portfolio of over 70 properties and 10,000 units in various roles including Asset Analyst, Asset Manager, and Senior Asset Manager. Tim was in charge of his portfolio’s asset life cycle planning and the entire portfolios operating budgets. Tim graduated from the University of Miami School of Business Administration with a B.A. in Finance & Real Estate in 2015. Tim has held his HCCP designation since 2019.

Marie Dickover (41) has served as Chief Development Officer since July 2022 and previously held the role of Construction Manager. During her time leading the construction and development initiatives at Norhart her team has been responsible for delivering 510 multifamily units with another 460 under construction. Marie oversees all aspects of the development cycles from site identification, entitlements, construction management, and turnover of the buildings. Marie graduated from the University of Minnesota School of Architecture with a B.A. in Architecture in 2005.

Justin Bartak (50) serves as Chief Design Officer at Norhart and has been with Norhart since March 2021. Justin is responsible for the company’s overall design, technology, and branding. Justin is a motivated startup leader with 25+ years of experience designing and building global B2B and B2C tech platforms for the Apple business market. He is known and recognized for creating innovative products and technologies merged with award-winning design (UI/UX) and branding. During his career, Justin has collaborated with many Fortune 500 companies: Apple® (NYSE: AAPL), Intuit® (NYSE: INTU), Sage Group® (NYSE: SGPYY), Rackspace Technology™ (NYSE: RXT), and many others. Before joining Norhart, Justin was the Founder and CEO of Gro Software, which he exited before joining Norhart.

Involvement in Certain Legal Proceedings

The Company is not a party to any litigation.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of the Norhart, Inc. executive officers (who will, in turn, be providing services to Norhart Invest LLC in their respective capacities as officers of Norhart, Inc.) for the fiscal year ended December 31, 2022, are as follows:

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Cash Compensation ($)	Other Compensation ($)	Total ($)
Marie Dickover, CDO	2022	$203,161.35		$203,161.35
Justin Bartak, CTO	2022	$199,397.30		$199,397.30
Michael Kaeding, CEO	2022	$149,999.98		$149,999.98

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Michael S. Kaeding and Alyssa C. Kaeding are the sole members of Norhart Invest LLC.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

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NORHART INVEST PLATFORM

Norhart Invest Platform

The Company operates a web-based Platform (accessible at the Company’s website – www.norhart.com/invest) and plans to develop a smartphone Mobile App, each of which is described in further detail below. The Promissory Notes will initially be offered through the Platform. As a prerequisite to investing in the Promissory Notes through the Platform or the Mobile App, prospective investors will be required to create a username and password and execute an acknowledgement and agreement to our terms and conditions and privacy policy.

Promissory Notes are held on the Platform in electronic form and are not listed on any securities exchange. Selling of the Promissory Notes by investors to third parties is prohibited unless expressly permitted by us. Each investor may view its respective Promissory Notes at any time by accessing the investor’s account on the Platform. Promissory Notes are only accessible by the individual investor and cannot be accessed without the investor’s login credentials.

Loan Servicing

The Norhart Platform manages investor servicing in-house and handles payments on the Promissory Notes to investors. Heavy transaction volume into and out of the various accounts it maintains could increase the risk of bookkeeping and recordkeeping errors. Because payments flow through various financial intermediaries, there is an auditable trail of money movement, and, in the case of a bookkeeping error, we believe the Company will be able to recreate transaction histories in order to identify the error and prevent future occurrences. The Company maintains a sub-ledger with respect to each of our accounts that records all movements of funds into and out of each account, which is periodically reconciled with records of bank transaction history, as well as records on the Platform.

Fees

The Company does not charge a servicing fee for the Promissory Notes, but investors may be charged a transaction fee if their method of investment requires the Company to incur an expense.

Use of Proceeds

We expect to invest proceeds from the sale of Promissory Notes in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering.

Establishing an Account

The first step toward purchasing Promissory Notes on the Platform is to set up an account (a “Promissory Notes Account”) with Norhart Invest. To set up a Promissory Notes Account, you must do the following:

●	If you are a natural person, you must be at least 18 years of age and a U.S. resident. You must provide your name, address, email address and social security number. You may establish a separate account to make investments from a self-directed IRA or 401(k) account.

●	If you are an entity, you must provide the entity, its address, and the name and email address of a contact person and the taxpayer identification number.

●	In either case, you must agree to the Platform terms of service (the “Terms of Service”), including consent to receipt of disclosures electronically, and the Norhart Platform privacy policy (the “Privacy Policy”).

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You must also agree to the rules, limitations, processes and procedures for purchasing Promissory Notes through the Platform. These provisions are collectively contained in the Promissory Note Purchase Agreement and the terms and conditions attached thereto (the “Terms and Conditions”), the Terms of Service and the Privacy Policy. We refer to the Promissory Note Purchase Agreement, including without limitation, all exhibits and schedules attached thereto, the Terms and Conditions, the Terms of Service, and the Privacy Policy as the “Investment Documents.” We advise each Investor to read the Offering Circular and all of the applicable Investment Documents before purchasing any Promissory Notes.

In addition, in connection with purchasing Promissory Notes, you must satisfy applicable investor suitability requirements. You have received the Offering Circular, which includes a discussion of the risks associated with the investment in the Promissory Notes under the “Risk Factors” section.

How to Purchase Promissory Notes

The Promissory Notes will be offered on the Platform. Prospective Investors in the Promissory Notes will create a username and password, and indicate agreement to our terms and conditions and privacy policy on the website or the Mobile App.

The following features are available to participants in the Promissory Notes program through the Platform:

●	Available Online Directly from us. You can purchase Promissory Notes directly from us through the Platform.

●	No Purchase Fees Charged. We will not charge you any commission or fees to purchase Promissory Notes through the Norhart Invest Platform. However, other financial intermediaries, if engaged, may charge you commissions or fees.

●	Invest as Little as $2,500.00. You will be able to purchase Promissory Notes in amounts as low as $2,500.00. This minimum may be modified by the Company at any time. Beyond the minimum investment, Investors may invest in the Promissory Notes in increments of $0.01.

●	Flexible, Secure Payment Options. You may purchase Promissory Notes with funds electronically withdrawn from your checking account.

●	Manage Your Portfolio Online. You can view your investments, returns and transaction history online, as well as receive tax information and other portfolio reports.

Platform Operation

Purchase orders are typically processed on the business day following the order. Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Promissory Notes that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

Currently, the minimum purchase order that you may submit for any Promissory Note is $2,500.00, and there is no maximum purchase order that may be submitted, subject to the limitations on the maximum offering amount set forth in this Offering Circular and except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

●	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and

●	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Tax Treatment

Promissory Notes will receive interest income. At the end of each calendar year, Investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Internal Revenue Code. Investor’s tax situations will likely vary greatly, and all Investors should consult with a certified public accountant for all tax and accounting questions.

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SECURITIES BEING OFFERED

Following is a summary of the terms of the Promissory Notes which will be offered by the Company on the Platform.

General.

We will offer the Promissory Notes of aggregate original principal amount of up to $75,000,000 on a continuous basis under this Offering Circular in accordance with Rule 251(d)(3)(i)(F). The offering of the Promissory Notes shall commence within two calendar days after the qualification date of this Offering Circular. We will not issue more than $75,000,0000 original principal amount of Promissory Notes pursuant to this Offering Circular in any 12-month period.

The Promissory Notes will:

●	be issued at par in $0.01 increments and have a minimum original principal balance of $2,500.00 each;

●	represent a full and unconditional obligation of the Company;

●	bear an annual interest rate based on the term to maturity of the applicable Promissory Note, as described below and as set forth in the applicable Promissory Note, as such interest rate may be modified from time to time as further described in this Offering Circular.

●	be secured by the assets of the Company, which assets will principally consist of investments in Norhart real estate ventures; and

●	not be payment dependent on the investment in any individual underlying investment held by the Company.

Interest Rate

Each Promissory Note will bear interest at an annual rate based on the term to maturity of such Promissory Note, as set forth in the table below until paid in full.

Term	Annual Interest Rate
6 Months	7.60%
9 Months	7.90%
12 Months	8.40%
18 Months	8.45%
24 Months	8.50%
36 Months	9.00%
60 Months	10.00%

The Company, at its sole discretion, may modify the interest rates and terms offered at any time; provided that, once a particular Promissory Note has been purchased and issued, the interest rate under that Promissory Note will remain fixed for the term of that Promissory Note. Any modification of the respective interest rates of the Promissory Notes will be set forth on the Company’s Platform and, when available, the Mobile App, and in supplements or amendments to this Offering Circular, as required by the rules and regulations of the Commission.

Calculation of Interest

Interest on the Promissory Notes will compound daily, using the Daily Balance Method to calculate the interest on a given Promissory Note. This method applies a daily periodic rate to the Investor’s Note each day. First, we calculate a Daily Periodic Rate by using the following equation:

Daily Periodic Rate = (1 + Annual Rate) ^ (1 / 365) – 1

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Then, at the end of each day, we add together the principal and the interest that has accrued to the Investor’s Note (including interest that hasn’t yet been posted) and multiply that total by the Daily Periodic Rate. The result of that calculation is the interest earned on the Promissory Note for that day. Interest is earned daily but posted to the Investor’s account monthly.

Payment; Prepayment.

Accrued interest on the outstanding principal balance of each Promissory Note will be due and payable, at the election of the investor holding such Promissory Note, either (i) at the maturity date of the Promissory Note or (ii) monthly during the term of the Promissory Note. For investors electing to receive monthly payments of interest during the Promissory Note term, any and all interest accruing during any month (or any portion of any month) during the Promissory Note term will be due and payable on the fifteenth (15th) day of the following month (unless the maturity date of the appliable Promissory Note occurs prior to the fifteenth (15th) day of the following month, in which case all principal and accrued and unpaid interest will be due and payable on the maturity date). The principal balance of all Promissory Notes will be due and payable on the maturity date of each Promissory Note, and the Company will not be obligated to make any payment of Promissory Note principal to any investor prior to the maturity date of the applicable Promissory Note held by the investor. Notwithstanding anything in the foregoing to the contrary, the Company may, from time to time in its discretion and without further notice, limit investors’ ability to elect to purchase Notes that provide for either (i) payment of interest at maturity or (ii) monthly payment of interest. During the period during which any such limitation is in effect, the Company will issue only those Notes allowing for the available interest payment option. The foregoing limitation will not apply with respect to any Notes issued prior to such limitation going into effect.

Notwithstanding anything herein to the contrary, all Promissory Notes may be prepaid at any time by the Company at par plus any accrued but unpaid interest.

Security

The Promissory Notes will be secured by the assets of the Company which we expect to principally consist of interests in real estate projects developed by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects in Norhart. The Promissory Notes are secured by a first priority lien that ranks senior to the unsecured and subordinated debt of the Company. This security interest is a blanket lien on the assets of the Company and is not a lien against any specifically identified assets of the Company.

Form and Custody.

The Promissory Notes will be issued by a computer-generated program on our website and electronically signed by the Company in favor of the Investor. The Promissory Notes will be stored by the Company and will remain in the Company’s custody for ease of administration. Except during periodic system maintenance, investors may view their Promissory Notes through their online dashboard on the Platform.

Conversion or Exchange Rights.

The Promissory Notes are not convertible or exchangeable into any other securities.

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Events of Default.

The following will be events of default under the Promissory Notes:

●	if we fail to pay interest when due and our failure continues for sixty (60) days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal, or premium, if any, when due by maturity; and

●	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of Promissory Notes may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Governing Law.

Promissory Notes will be governed and construed in accordance with the laws of the State of Minnesota.

No Personal Liability of Directors, Officers, Employees and Stockholders.

No incorporator, stockholder, employee, agent, officer, director, or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Promissory Notes.

No Rollovers of Mature Notes

The Promissory Notes will not automatically rollover into new Promissory Notes at maturity. Investors interested in repurchasing Promissory Notes following maturity must subscribe to new Promissory Notes in the same fashion as their original purchase and be subject to the limitations of this offering (e.g., maximum offering amount reached, etc.). However, saved purchaser and bank information will be repopulated into the subscription agreement for the Investor’s convenience.

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PLAN OF DISTRIBUTION

Subscribing for Promissory Notes

We are offering up to $75,000,000 original principal amount of our Promissory Notes pursuant to this Offering Circular. The Promissory Notes being offered hereby will only be offered through the Platform (which may be found at https://www.norhart.com/invest) and, when available, the Mobile App. This Offering Circular will be furnished to prospective investors via electronic PDF format before or at the time of all written offers and will be available for viewing and download on the Norhart Invest website, as well as through the SEC’s electronic filing database EDGAR at www.sec.gov.

To subscribe to purchase Promissory Notes, a prospective investor must sign up through the Platform and provide funds for the purchase price in accordance with the instructions provided therein.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Promissory Notes are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti- fraud provisions, to the extent that our Notes offered hereby are offered and sold only to “qualified purchasers” or at a time when our Promissory Notes are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited Investors” under Rule 501(a) of Regulation D and (ii) all other Investors so long as their investment in our Promissory Notes does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any Investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such Investor is not a “qualified purchaser” for purposes of Regulation A.

Physical Notes Will Not be Issued

We will not issue Promissory Notes in physical or paper form. Instead, our Promissory Notes will be recorded and maintained on the Platform in electronic form.

Advertising, Sales, and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales and other promotional materials in connection with this offering to better understand possible demand for the Promissory Notes product. These “test-the-waters” materials may include information relating to our Company, this offering, the past performance of our loan transactions, articles and publications concerning small business lending, or public advertisements and audio-visual materials, in each case only as authorized by us. All such materials will contain disclaimers required by, and be disseminated in a fashion permitted by, Regulation A. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Promissory Notes, these materials will not give a complete understanding of this offering, us or our Promissory Notes and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our Promissory Notes. To be clear, all Investors will be furnished with a copy of a current Offering Circular before or at the time of all written offers.

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LEGAL MATTERS

Certain legal matters regarding the securities being offered by this Offering Circular will be passed upon for us by Winthrop & Weinstine, P.A. The Company has been advised with respect to certain other matters regarding this Offering by Manatt, Phelps, & Phillips, LLP, New York, New York.

EXPERTS

Our audited financial statements as of and for the period beginning on January 26, 2023 (date of inception) and ending January 31, 2023 have been included herein in reliance upon the reports of Cherry Bekaert LLP, an independent auditor registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the Promissory Notes offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Promissory Notes offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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Norhart Invest LLC

Financial Statements

Report of Independent Auditor

To the Board of Directors
of Norhart Invest, LLC

Opinion

We have audited the accompanying financial statements of Norhart Invest, LLC (the “Company”), which comprise the balance sheet as of January 31, 2023, and the related statements of operations, changes in members’ deficit, and cash flows for the period from January 26, 2023 (inception) to January 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2023, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not earned any significant revenue since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Fort Lauderdale, Florida
March 20, 2023

Norhart Invest LLC

Balance Sheet

As of January 31, 2023

Assets
Current asset
Cash	$45
Total current asset	$45
Liabilities and Member’s Deficit
Current liabilities:
Total current liabilities	-
Member’s deficit:
Member’s deficit	(155)
Member’s deficit	45
Total liabilities and member’s deficit	$45

See accompanying notes to financial statements.

Norhart Invest LLC

Statement of Operations

For the Period from January 26, 2023 (Inception) Through January 31, 2023

Operating expenses:
General and administrative	$155
Total operating expenses	155
Loss from operations	(155)
Net loss	$(155)

See accompanying notes to financial statements

Norhart Invest LLC

Statement of Member’s Deficit

For the Period from January 26, 2023 (Inception) Through January 31, 2023

			Total
	Member’s	Accumulated	Member’s
	Contribution	Deficit	Deficit
Balance as of January 26, 2023 (Inception)	$-	$-	$-
Member contributions	200	-	200
Net loss	-	(155)	(155)
Member’s deficit as of January 31, 2023	$200	$(155)	$45

See accompanying notes to financial statements.

Norhart Invest LLC

Statement of Cash Flows

For the Period from January 26, 2023 (Inception) Through January 31, 2023

Cash flows from operating activities
Net loss	$(155)
Adjustments to reconcile net loss to net cash flows from operating activities:
Changes in operating assets and liabilities:
Related party payable	-
Net cash flows from operating activities	(155)
Cash flows from financing activities:
Member’s contribution	200
Net cash flows from financing activities	200
Net increase in cash	45
Cash as of beginning of the period	-
Cash as of end of the period	$45

See accompanying notes to financial statements

Norhart Invest LLC

Notes to the Financial Statements

January 31, 2023

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Norhart Invest LLC (the “Company”) is a Minnesota limited liability company that raises capital to make investments into multifamily new construction. The Company raises capital by issuing Promissory Notes. The Promissory Notes are structured from amounts as low as $0.01 to as high as $100,000.00 per note. The maximum targeted raise is $75,000,000.00. The notes offered in Series with Series A notes being redeemable at any time by investors and Series B notes having fixed terms ranging from 6 months to 24 months. The initial interest rates offered will range from 4.5% to 8.5%. The capital raised will primarily be used to fund the acquisition of investments offered by Norhart Properties LLC, an affiliated company, to continually expand and replenish the portfolio of investments owned by the Company.

These notes will be secured by the assets of the Company, which will consist primarily of the portfolio of investments offered by Norhart Properties LLC, its subsidiaries, related entities, and subsequently acquired and held by the Company. Investments offered by Norhart Properties LLC will primarily include but are not limited to preferred equity investments in multifamily real estate new construction. Other investments made by the Company will include low risk investments like government bonds.

Norhart Properties LLC, an affiliate of the Company, develops and owns multifamily real estate. Together the Company and Norhart Properties will hire Norhart Inc., for the construction, design, and management of the multifamily real estate construction.

Norhart Inc., an affiliate of the Company, designs, builds, and manages real estate. Norhart Inc. is vertically integrated and owns most of the components of production, from the manufacturing of wall panels and precast beams to the plumbing and electrical trades to management team leasing properties to the end customer.

Basis of Presentation and Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has not earned any revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop real estate projects at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund further development and operations. There is substantial doubt that the Company will continue as a going concern for at least one year following the date these financial statements were issued without additional financing.

Management intends to fund operations by capital obtained from Norhart Inc. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or Norhart Inc.

Norhart Invest LLC

Notes to the Financial Statements

January 31, 2023

The financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial Statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. From time to time, the Company could maintain cash deposits in excess of federally insured limits.

Investments

The Company accounts for investments in entities for which it is able to exercise significant influence over, but does not control, under the equity method of accounting. Initial investments are measured at cost. Thereafter, the Company adjusts its investment for its proportionate share of the investee’s net income or loss and the impact of contributions or distributions. Investments in entities for which the Company does not have significant influence over, and for which the securities do not have a readily determinable fair value, are accounted for under the cost method.

Fair Value and Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as a price received from selling an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in the pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

Classification of Financial Instruments

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1	–	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	–	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3	–	Inputs for the asset or liability that are not based on observable market data.

Norhart Invest LLC

Notes to the Financial Statements

January 31, 2023

The carrying value of financial assets and liabilities recorded at fair value are measured on a recurring or non-recurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs.

Member’s Deficit

Two affiliated parties contributed cash of $200 to the Company but have no further obligations to make any further capital contributions to the Company.

The business of the Company shall be managed by a manager who shall be appointed from time to time by the Members. The initial manager of the Company is Norhart Inc. Liability to the Company by the manager is limited to those items provided for in the Minnesota Limited Liability Company Act.

Income Taxes

Under current United States (“U.S.”) income tax laws, the taxable income or loss of a limited liability company is reported in the income tax returns of the members. Accordingly, no provision for U.S. federal or state income taxes is reflected in the accompanying financial statements.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Related Party Transactions

The Company intends to finance its operations through funds received from the Members. During the period from January 26, 2023 (Inception) through January 31, 2023, the Members paid $155 to register the Company with the State of Minnesota, which was recorded as general and administrative expenses in the Company’s statement of operations. This amount has already been repaid to the Members.

NOTE 2: SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 30, 2023, the date the financial statements were available to be issued, and determined that, there were no events which have occurred, that would require adjustment to or disclosure in these financial statements.

Norhart Invest LLC

FINANCIAL STATEMENTS

Unaudited Interim Financial Statements as of July 31, 2023 and for the six months ended July 31, 2023

Norhart Invest LLC

Unaudited Interim Balance Sheet

As of July 31, 2023

Assets
Current asset
Cash	$15,622
Total current asset	$15,622
Liabilities and Member’s Deficit
Current liabilities:
Notes payable, current portion	11,722
Total current liabilities	11,722

Notes payable, net of current portion	1,454
Total Liabilities	13,176

Member’s deficit:
Member’s contribution	79,500
Member’s deficit	(77,054)

Total liabilities and member’s deficit	$(2,446)

See accompanying notes to interim financial statements.

Norhart Invest LLC

Unaudited Interim Statement of Operations

Six months ended July 31, 2023
Operating expenses:
General and administrative	$77,028
Total operating expenses	77,028
Loss from operations	(77,028)

Other Income (Expense):
Interest Expense	(26)
Total Other Income (Expense), net	(26)

Net loss	$(77,054)

See accompanying notes to interim financial statements.

Norhart Invest LLC

Unaudited Interim Statement of Member’s Deficit

For the six months ended July 31, 2023

			Total
	Member’s	Accumulated	Member’s
	Contribution	Deficit	Deficit
Balance – February 01, 2023	$-	$(155)	$(155)
Member contributions	79,500	-	79,500
Net loss	-	(77,054)	(77,209)
Member’s deficit as of July 31, 2023	$79,500	$(77,209)	$(2,446)

See accompanying notes to interim financial statements.

Norhart Invest LLC

Unaudited Interim Statement of Cash Flows

For the six months ended July 31, 2023

Cash flows from operating activities
Net loss	$(77,054)
Adjustments to reconcile net loss to net cash flows from operating activities:
Changes in operating assets and liabilities:
Related party payable	-
Net cash flows from operating activities	(77,054)

Cash flows from financing activities
Proceeds from notes payable	13,176
Member’s contribution	79,500
Net cash flows from financing activities	92,676
Net increase in cash	15,622

Cash as of beginning of the period	-
Cash as of end of the period	$15,622

See accompanying notes to interim financial statements.

Norhart Invest LLC

Notes to the Unaudited Interim Financial Statements

As of July 31, 2023 and for the six months ended July 31, 2023

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Description of Business

Norhart Invest is a Minnesota Limited Liability Company that raises capital to make investments into multifamily new construction. Norhart Invest raises capital by issuing Promissory Notes. The Promissory Notes are structured from amounts as low as $0.01 to as high as $100,000.00 per note. The maximum targeted raise is $75,000,000.00. The notes are offered in Series with Series A notes being redeemable at any time by investors and Series B notes having fixed terms ranging from 6 months to 24 months. The initial interest rates offered will range from 4.5% to 8.5%. The capital raised will primarily be used to fund the acquisition of investments offered by Norhart Properties LLC, an affiliated company, to continually expand and replenish the portfolio of investments owned by the company.

These notes will be secured by the assets of the Company, which consists primarily of the portfolio of investments offered by Norhart Properties LLC, its subsidiaries, related entitles, and subsequently acquired and held by the Company. Investments offered by Norhart Properties LLC will primarily include but are not limited to preferred equity investments in multifamily real estate new construction.

Norhart Properties LLC, an affiliate of the Company, develops and owns multifamily real estate. Together, Norhart Invest and Norhart Properties will hire Norhart Inc. for the construction, design, and management of the multifamily real estate construction.

Norhart Inc., an affiliate of the Company, designs, builds, and manages real estate. Norhart Inc. is vertically integrated and owns most of the components of production, from the manufacturing of wall panels and precast beams to the plumbing and electrical trades to management team leasing properties to the end customer.

b)	Basis of Presentation and Liquidity

The Company’s interim financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying interim financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has not earned any revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop real estate projects at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund further development and operations. There is substantial doubt that the Company will continue as a going concern for at least one year following the date these interim financial statements were issued without additional financing.

Management intends to fund operations by capital obtained from Norhart Inc. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or Norhart Inc.

The interim financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the interim financial statements. In addition, the interim financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

c)	Use of Estimates

The preparation of interim financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

e)	Investments

The Company accounts for investments in entities for which it is able to exercise significant influence over, but does not control, under the equity method of accounting. Initial investments are measured at cost. Thereafter, the Company adjusts its investment for its proportionate share of the investee’s net income or loss and the impact of contributions or distributions. Investments in entities for which the Company does not have significant influence over, and for which the securities do not have a readily determinable fair value, are accounted for under the cost method.

f)	Fair Value and Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the interim financial statements on a recurring basis. Fair value is defined as a price received from selling an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

Classification of Financial Instruments

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 – Inputs for the asset or liability that are not based on observable market data.

The carrying value of financial assets and liabilities recorded at fair value are measured on a recurring or non-recurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs.

g)	Member’s Deficit

Two affiliated parties contributed cash of $79,655 to the Company but have no further obligations to make any further capital contributions to the Company.

The business of the Company shall be managed by a manager who shall be appointed from time to time by the Members. The initial manager of the Company is Norhart Inc. Liability to the Company by the manager is limited to those items provided for in the Minnesota Revised Uniform Limited Liability Company Act.

h)	Income Taxes

Under current United States (“U.S.”) income tax laws, the taxable income or loss of a limited liability company is reported in the income tax returns of the members. Accordingly, no provision for U.S. federal or state income taxes is reflected in the accompanying interim financial statements.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the interim financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

i)	Related Party Transactions

The Company intends to finance its operations through funds received from the Members. During the period for the six months ended July 31, 2023, the Members paid $52,808 to Atlas Insurance and $20,355 of legal fees, all of which was recorded as general and administrative expenses in the Company’s interim Statement of Operations. These amounts have already been repaid to the Members.

NOTE 2: NOTES PAYABLE

Notes payable consists of the following:

July 31,
2023
Promissory note payable bearing interest of 8.5%. The note has a 24-month term with maturity in July 2025. Principal and accrued interest are paid in accordance with a monthly amortization schedule.	101
Promissory note payable bearing interest of 8.5%. The note has a 24-month term with maturity in July 2025. Principal and accrued interest are paid in accordance with a monthly amortization schedule.	50
Promissory note payable bearing interest of 8.4%. The note has a 12-month term with maturity in July 2024. Principal and accrued interest are paid in accordance with a monthly amortization schedule.	502
Promissory note payable bearing interest of 7.9%. The note has a 9-month term with maturity in April 2024. Principal and accrued interest are paid in accordance with a monthly amortization schedule.	100
Promissory note payable bearing interest of 8.5%. The note has a 24-month term with maturity in July 2025.	100
Promissory note payable bearing interest of 8.5%. The note has a 24-month term with maturity in July 2025.	100
Promissory note payable bearing interest of 8.4%. The note has a 12-month term with maturity in July 2024.	100
Promissory note payable bearing interest of 8.5%. The note has a 24-month term with maturity in July 2025.	100
Promissory note payable bearing interest of 7.6%. The note has a 6-month term with maturity in January 2024.	2,005
Promissory note payable bearing interest of 8.5%. The note has a 24-month term with maturity in July 2025.	1,003
Promissory note payable bearing interest of 7.9%. The note has a 9-month term with maturity in April 2024.	5,011
Promissory note payable bearing interest of 7.6%. The note has a 6-month term with maturity in January 2024.	2,503
Promissory note payable bearing interest of 7.6%. The note has a 6-month term with maturity in January 2024.	501
Promissory note payable bearing interest of 7.6%. The note has a 6-month term with maturity in January 2024.	500
Promissory note payable bearing interest of 7.6%. The note has a 6-month term with maturity in January 2024.	500
Total notes payable	13,176
Less current portion	(11,722)
Long-term portion of notes payable	$1,454

As of July 31, 2023 long-term debt matures as follows:

Year Ending	Notes Payable
2024	1,454
2025	-
Thereafter	-
$1,454

In accordance with the terms of all signed Promissory Notes, all payments of interest by the Company under each Promissory Note shall accrue during the Term and shall be paid to the Investor on the 15th day of each month unless such date falls on a weekend or a holiday, in which case such amounts be paid on the next business day. Payments will be made by transfer of funds by the Company to the Investor’s Promissory Notes Account established on the Company’s website at https://www.norhart.com/invest or on the smartphone application owned and operated by the Company (once available).

Each Promissory Note is subject to the applicable redemption rights set forth in the applicable Promissory Note Purchase Agreement. In the event an Investor calls for redemption of a Promissory Note in accordance with its terms, the Company will credit the Investor’s Norhart Invest Account with the accrued and outstanding interest and outstanding principal balance within thirty (30) days of the applicable Call Date.

NOTE 3: SUBSEQUENT EVENTS

Management has evaluated subsequent events since the balance sheet date through October 30, 2023, the date the interim financial statements were available to be issued.

Notes Payable

Between August 1, 2023 and October 30, 2023, the Company issued new Promissory Notes in the Offering to 92 investors for a total of $297,950. These notes have maturities between 6 and 24 months, with an average interest rate of 8%.

Apart from the events mentioned above, there have been no other events or transactions during this time which would have a material effect on these interim financial statements.

PART III – EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
2.1*	Norhart Invest LLC Articles of Organization
2.2*	Norhart Invest LLC Operating Agreement
3.1**	Form of Promissory Note
4.1**	Form of Promissory Note Purchase Agreement
11.1**	Consent of Cherry Bekaert LLP
12.1**	Opinion of Winthrop & Weinstine, P.A.

*	Filed as an exhibit to the Norhart Invest LLC Offering Circular on Form 1-A dated June 29, 2023 and qualified on June 30, 2023.

**	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Amended and Restated Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Forest Lake, State of Minnesota, on November 22, 2023.

NORHART INVEST LLC

By:	/s/ Michael S. Kaeding
Michael S. Kaeding, Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated. Mr. Kaeding and Ms. Kaeding comprise all of the members of the Company’s Board of Directors.

Name and Signature	Title	Date

/s/ Michael S. Kaeding	Chief Executive Officer & Director	November 22, 2023
Michael S. Kaeding

/s/ Alyssa C. Kaeding	Director	November 22, 2023
Alyssa C. Kaeding

/s/ Timothy Libertini	Chief Financial & Accounting Officer	November 22, 2023
Timothy Libertini

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